EXHIBIT 2.5
SALE AND PURCHASE AND PARTIAL FUNDING AGREEMENT
     THIS SALE AND PURCHASE AND PARTIAL FUNDING AGREEMENT (the “Agreement”) is made this 30th day of December, 2006, by and between CHI CONSTRUCTION COMPANY, an Arizona corporation (“CHI”), and GLOBAL WATER, INC., a Delaware corporation (“Global Inc.”). In this Agreement, CHI and Global Inc. are sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
     A. Global Inc.’s parent, Global Water Resources, LLC, a Delaware limited liability company (“Global Water Resources”), is engaged in the business of, among other things, providing services or benefits to landowners, such as: (i) providing construction services for water and wastewater treatment facilities; and (ii) providing financing for the provision of infrastructure in advance of and with no guarantee of customer connections.
     B. Global Water Resources is the sole member of Santa Cruz Water Company, LLC, an Arizona limited liability company (“SCW”), and Palo Verde Utilities Company, LLC, an Arizona limited liability company (“PVU”), and provides equity for the capital improvements of SCW and PVU.
     C. SCW and PVU are regulated by the Arizona Corporation Commission (“ACC”). SCW and PVU hold Certificates of Convenience and Necessity (“CC&Ns”) issued by the ACC to provide water and wastewater services, respectively, (collectively, “Utility Services”) in designated geographic areas within the State of Arizona. An application filed with the ACC is pending to transfer the CC&N’s of SCW and PVU to corporate entities owned by Global Inc.
     D. CHI is the owner of certain real property located in Pinal County, Arizona, which CHI is planning and developing as a master-planned community known as “Legends.”
     E. CP Water Company (“CP”) is an Arizona public service corporation authorized to provide water service within the geographic area covered by its CC&N in Pinal County, Arizona, (the “CP CC&N Area”) pursuant to ACC Decision 54089 (June 25, 1984). The CP CC&N Area comprises between 2 and 3 square miles. A map depicting the geographic boundaries of the CP CC&N Area is attached hereto as Exhibit A.
     F. CP is a wholly-owned subsidiary of CHI. CHI acquired all of the issued shares of stock of CP (collectively, the “CP Shares‘”) pursuant to a Stock Assignment dated October 29, 2004, a copy of which is attached hereto as Exhibit B. Pursuant to an Agreement for Operation of Water System (the “Operation Agreement”) between Arizona Water Company (“AWC”) and CP dated October 22, 1985, and a subsequent letter amending the Operation Agreement dated December 15, 1988 (the “Letter Amendment”), AWC operates the water distribution system that provides water service to CP’s customers. A copy of the Operation Agreement and Letter Amendment are attached hereto as Exhibit C. In addition, AWC has a CC&N to provide water service to a portion of Legends (the “AWC CC&N Area”).

     G. Francisco Grande Utilities Company (“FG”) is an Arizona public service corporation authorized to provide water and wastewater services within the geographic areas covered by its CC&Ns in Pinal County, Arizona, (the “FG CC&N Area”) pursuant to ACC Decision 47711 (March 3, 1977) and subsequent ACC orders. The FG CC&N Area for water service comprises approximately 14 square miles and for wastewater service comprises approximately 18 square miles. A map depicting the geographic boundaries of the FG CC&N Area is attached hereto as Exhibit D.
     H. Global Inc. and Michael Saunders, the sole shareholder of FG, have entered into that certain Stock Purchase Agreement of even date herewith (the “FG Stock Purchase Agreement”) whereby Global Inc. will acquire control of the water and wastewater CC&Ns of FG by purchasing all of the issued shares of stock of FG (collectively, the “FG Shares”). Pursuant to the FG Stock Purchase Agreement, and subject to adjustment as provided therein, Global Inc. will pay $8,000,000 (the “FG Purchase Price”) to acquire the FG Shares. The acquisition of the FG Shares will close (the “FG Closing”) on the date of execution of the FG Stock Purchase Agreement (the “FG Closing Date”), and the FG Purchase Price will be paid after the FG Closing in accordance with the schedule set forth in Section 2.3 of the FG Stock Purchase Agreement.
     I. CHI is in the process of entitling and/or developing Legends. Portions of Legends are presently included in the CC&Ns of FG, CP and AWC. The remaining portions of Legends are not included in any existing utility CC&N for water or sewer service (the “Uncertificated Area”). In connection with the development of Legends, CHI desires that integrated water and wastewater service be provided within the FG CC&N Area, the CP CC&N Area and the Uncertificated Area. Accordingly, CHI is willing to (i) sell and transfer all of CHI’s interest in the CP Shares to Global Inc.; and (ii) provide funds to Global Inc. to pay a portion of the FG Purchase Price, subject to the terms and conditions of this Agreement. Upon completion of Global Inc.’s acquisition of the FG Shares pursuant to the FG Stock Purchase Agreement and Global Inc.’s acquisition of the CP Shares pursuant to this Agreement, Global Inc., through its parent Global Water Resources, shall facilitate and arrange for SCW, PVU, FG and/or CP (collectively, the “Utilities”) to provide Utility Services to those portions of Legends that are within the FG CC&N Area and the CP CC&N Area, and to apply for extensions of one or more of the Utilities’ respective CC&Ns to include the Uncertificated Area in order that the Utilities may provide Utility Services within the Uncertificated Area, subject to the terms and conditions of tariffs approved by and on file with the ACC.
     NOW, THEREFORE, in consideration of the mutual conditions and covenants set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
AGREEMENT
     1. Incorporation of Recitals. The recitals stated above are true and correct and are incorporated herein by this reference.

     2. Acquisition of FG Shares by Global Inc.; Funds Provided by CHI for a Portion of the FG Purchase Price.
          2.1 Performance of FG Stock Purchase Agreement. Global Inc. shall consummate the acquisition of the FG Shares in accordance with the terms of the FG Stock Purchase Agreement.
          2.2 Funds Provided by CHI for Acquisition of the FG Shares. CHI shall provide funds to Global Inc., subject to reimbursement pursuant to Section 4.1 of this Agreement, in the total amount of $4,800,000 (the “CHI-Provided Funds”) to be used by Global Inc. together with additional funds provided by Global Inc. to acquire the FG Shares. The CHI- Provided Funds shall be paid in installments and secured by a letter of credit as provided in this Section 2.2.
               (a) CHI Letter of Credit. To secure CHI’s payment of the CHI- Provided Funds in accordance with the schedule set forth in Section 2.2(b) of this Agreement, CHI shall deposit a letter of credit in the amount of $4,800,000 (the “CHI Letter of Credit”) with First American Title Insurance Company, attention Carol Peterson, (the “Escrow Agent”) in Escrow No. NCS-272416-PHX1 (the “Escrow Account”) within fourteen (14) days after the FG Closing Date pursuant to Section 2.3.2 of the FG Stock Purchase Agreement; provided, however, that CHI’s obligation to deposit the CHI Letter of Credit is contingent upon (i) all parties to the FG Stock Purchase Agreement executing that agreement; and (ii) Global Inc. depositing with Escrow Agent a letter of credit (the “Global Inc. Letter of Credit”) on or before the date CHI deposits its letter of credit in the amount of $3,200,000 pursuant to Section 2.3.2 of the FG Stock Purchase Agreement. CHI shall submit to Escrow Agent with the CHI Letter of Credit escrow instructions which are reasonably acceptable to Global Inc.
               (b) Payment of CHI-Provided Funds. The CHI-Provided Funds shall be paid to Global Inc., in installments, according to the schedule set forth in this Section 2.2(b). Global Inc. shall reimburse CHI for the CHI-Provided Funds via credits applied against fees payable by CHI to Global Water Resources pursuant to that certain Infrastructure Coordination Finance Agreement (the “ICFA”) of even date herewith as described in Section 4 of this Agreement. The CHI-Provided Funds shall be paid in accordance with the following schedule:
                    (i) First CHI Payment. Three Million Dollars ($3,000,000) of the CHI-Provided Funds (the “First CHI Payment”) shall be due not later than three (3) business days following CHI’s receipt of written notice from Global Inc. that Global Inc.’s obligation to make the $5,000,000 payment required under Section 2.3.3 or the $8,000,000 payment required under Section 2.3.1 of the FG Stock Purchase Agreement has accrued. CHI shall wire the Initial CHI Payment in immediately available funds to the Escrow Agent for deposit in the Escrow Account. CHI shall have no obligation to make the First CHI Payment unless and until each of the following are true: (i) Global Inc. has fully complied with all accrued obligations of Global Inc. under the FG Stock Purchase Agreement and Global is required to make a payment of either $5,000,000 or $8,000,000 under the FG Stock Purchase Agreement; and (ii) Global Inc. has fully complied with all accrued obligations of Global Inc. under this Agreement. Once CHI has deposited the First CHI Payment with the Escrow Agent, the CHI Letter of Credit shall be reduced by the amount of the First CHI Payment.
                    (ii) Second CHI Payment. Nine-Hundred Thousand Dollars ($900,000) of the CHI-Provided Funds (the “Second CHI Payment”) shall be due not later than three (3) business days following CHI’s receipt of written notice from Global Inc. that Global Inc.’s obligation to make the payment required under either Section 2.3.1 or 2.3.3(a) of the FG Stock Purchase Agreement has accrued. CHI shall wire the Second CHI Payment in immediately available funds to the Escrow Agent for deposit in the Escrow Account. CHI shall have no obligation to make the Second CHI Payment unless and until each of the following are true: (i) Global Inc. has fully complied with all accrued obligations of Global Inc. under the FG Stock Purchase Agreement, including compliance with Sections 2.3.1 or 2.3.3(a) of the FG Stock Purchase Agreement; and (ii) Global Inc. has fully complied with all accrued obligations of Global Inc. under this Agreement. Once CHI has deposited the Second CHI Payment with the Escrow Agent, the CHI Letter of Credit shall be reduced by the amount of the Second CHI Payment.
                    (iii) Third CHI Payment. Nine-Hundred Thousand Dollars ($900,000) of the CHI-Provided Funds (the “Third CHI Payment”) shall be due not later than three (3) business days following CHI’s receipt of written notice from Global Inc. that Global Inc.’s obligation to make the payment required under either Section 2.3.1 or 2.3.3(b) of the FG Stock Purchase Agreement has accrued. CHI shall wire the Third CHI Payment in immediately available funds to the Escrow Agent for deposit in the Escrow Account. CHI shall have no obligation to make the Third CHI Payment unless and until each of the following are true: (i) Global Inc. has fully complied with all accrued obligations of Global Inc. under the FG Stock Purchase Agreement, including compliance with Sections 2.3.1 or 2.3.3(b) of the FG Stock Purchase Agreement; and (ii) Global Inc. has fully complied with all accrued obligations of Global Inc. under this Agreement. Once CHI has deposited the Third CHI Payment with the Escrow Agent, the CHI Letter of Credit shall be released and returned to CHI.
          2.3 Reduction of CHI Letter of Credit. Global Inc.’s obligation to pay the FG Purchase Price is contingent upon certain ACC approvals as provided in Section 2.3.1 and/or 2.3.3 of the FG Stock Purchase Agreement (the “ACC Approvals”). In the event that the ACC Approvals have not been obtained on or before June 1, 2008, then Global Inc. agrees that the CHI Letter of Credit may be reduced by the following after CHI has paid the ICFA Fees (as defined in Section 4.1 of this Agreement) for the first 2,000 EDUs (as defined in Section 4.1): for EDUs 2,001 through 8,050, for each ICFA Fee that CHI pays to Global Inc., the Letter of Credit may be reduced on a periodic basis from time to time in the reasonable discretion of CHI based on $800 per EDU. Notwithstanding the possible reduction of the CHI Letter of Credit, CHI shall continue to be obligated to make installment payments to Global Inc. of the CHI-Provided Funds as required in Section 2.2(b) of this Agreement.
          2.4 CHI is not a Party to FG Stock Purchase Agreement. The Parties acknowledge that CHI is not a party to nor is it bound by the FG Stock Purchase Agreement, and that this Agreement creates no duties or obligations of CHI to FG.

     3. Sale and Purchase of CP Shares.
          3.1 Sale and Purchase of CP Shares; Purchase Price. CHI hereby agrees to sell the CP Shares to Global Inc., and Global Inc. hereby agrees to purchase the CP Shares from CHI. The purchase price for the CP Shares shall be $1,250,000 (the “CP Purchase Price”). Global Inc. shall pay the CP Purchase Price via credits applied against fees payable by CHI to Global Water Resources pursuant to the ICFA, as described in Section 4 of this Agreement.
          3.2 Place and Date of CP Closing. The closing of the sale and purchase of the CP Shares (the “CP Closing”) will take place upon the date of this Agreement (the “CP Closing Date”), and shall be deemed to occur simultaneously with the FG Closing on the FG Closing Date and with the execution of the ICFA.
          3.3 AS-IS WHERE-IS CONDITION. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5 OF THIS AGREEMENT, GLOBAL INC. ACKNOWLEDGES THAT IT IS ACQUIRING CP IN ITS “AS-IS WHERE-IS” CONDITION AND THAT IT IS RELYING UPON ITS OWN INVESTIGATION AND ANALYSIS AND SHALL NOT BE ENTITLED TO ANY REDUCTION TO OR SETOFF OF THE CP PURCHASE PRICE FOR ANY REASON. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5 OF THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT CHI IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO CP AND ANY TANGIBLE OR INTANGIBLE ASSETS OF CP, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING CP, INCLUDING, WITHOUT LIMITATION, THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF CP AND ITS TANGIBLE AND INTANGIBLE ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5 OF THIS AGREEMENT, GLOBAL INC. HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF CHI OR ANY AGENT OR EMPLOYEE OF CHI. GLOBAL INC. REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF ITS CONSULTANTS IN PURCHASING THE CP SHARES. GLOBAL INC. WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS REGARDING THE CP SHARES AS GLOBAL INC. DEEMS NECESSARY AND SHALL RELY UPON SAME (AND NOT ON ANY REPRESENTATION, INFORMATION OR DOCUMENTATION RECEIVED FROM CHI EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5 OF THIS AGREEMENT). UPON THE CP CLOSING, GLOBAL INC. SHALL ASSUME THE RISK THAT ADVERSE MATTERS MAY NOT HAVE BEEN REVEALED BY GLOBAL INC.’S INSPECTIONS AND INVESTIGATIONS AND HEREBY ASSUMES ALL RISK AND LIABILITY (AND AGREES THAT CHI SHALL NOT BE LIABLE FOR ANY SPECIAL, . DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES) RESULTING OR

ARISING FROM OR RELATING TO THE OWNERSHIP OF THE CP SHARES. GLOBAL INC. FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE CP SHARES BY CHI, ANY AGENT OF SELLER OR ANY THIRD PARTY AND GLOBAL INC. HEREBY RELEASES CHI FROM ANY AND ALL LIABILITY RELATING TO ANY WARRANTIES OR REPRESENTATIONS THAT MAY HAVE BEEN PREVIOUSLY PROVIDED (WHETHER ORAL OR WRITTEN) TO GLOBAL INC. BY AGENTS OF CHI OR BY THIRD PARTIES. THE TERMS AND CONDITIONS OF THIS SECTION 3.3 SHALL EXPRESSLY SURVIVE THE CP CLOSING, SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL NOT SUPERSEDE OR REPLACE THE WARRANTIES IN SECTION 5 OF THIS AGREEMENT WHICH SHALL SURVIVE THE CP CLOSING. CHI IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO CP FURNISHED BY ANY BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.
          3.4 Operation Agreement; Execution of Guarantee by Global Inc.
               (a) Operation Agreement. Global Inc. acknowledges that AWC operates the water distribution system used to provide water service to the customers of CP for and on behalf of CP pursuant to the Operation Agreement and Letter Amendment. Specifically, AWC sells water to CP pursuant to the terms and conditions of AWC’s tariffs for its Casa Grande operating system, reads meters, prepares and computes monthly water bills according to CP’s tariff as approved by and filed with the ACC, mails bills to customers, pays postage, endeavors to collect payments due from customers, provides labor and materials required to operate and maintain CP’s water distribution system and repair damages to it, and designates AWC’s Casa Grande office as the location where the customers of CP may come regularly to pay their bills. Global Inc. further acknowledges that AWC serves as the certified operator for CP.
               (b) Release from Unconditional Guaranty and Performance Indemnity and Payment. CHI and AWC are parties to an Unconditional Guarantee of Performance Indemnity and Payment (the “Guarantee”) whereby CHI unconditionally guaranteed the performance of the obligations and covenants of CP accruing under the Operation Agreement as amended by the Letter Amendment. Global Inc. shall use its best efforts to enter into a substitute guarantee substantially in the form attached hereto as Exhibit E, or in such other form as is reasonably acceptable to AWC, in order that CHI may be released from the Guarantee by AWC.
          3.5 Docket W-01445A-06-0199. Global Inc. acknowledges that AWC has filed an application to extend its CC&N (the “AWC CC&N Extension Case”) to include the CP CC&N Area in ACC Docket No. W-01445A-06-0199. CP was granted intervenor status in the AWC CC&N Extension Case and filed a motion to exclude (the “Motion to Exclude”) the CP CC&N Area from the extension area requested by AWC. In a Procedural Order dated December 18, 2006, the administrative law judge granted CP’s Motion to Exclude, which decision, unless successfully appealed by AWC, excludes the CP CC&N Area from consideration in the case. Notwithstanding the foregoing, the outcome of the case is not known at this time, and cannot be predicted with any degree of reasonableness.
     4. Reimbursement for CHI-Provided Funds and Payment of CP Purchase Price.
          4.1 Pursuant to the ICFA, CHI must pay to Global Water Resources a fee (an “ICFA Fee”) for each equivalent dwelling unit (“EDU”) constructed within Legends (Legends is as depicted on Exhibit F attached hereto). Pursuant to infrastructure coordination and finance agreements that will be executed by Global Water Resources and other developers within the FG CC&N Area (“Other ICFAs”), Global Water Resources will collect fees for EDUs constructed within the FG CC&N Area under the Other ICFAs (“Other ICFA Fees”). Until the CHI-Provided Funds have been fully reimbursed and the CP Purchase Price has been fully paid, CHI shall be entitled to the following: (i) a credit of $1,000 per EDU (“$1,000 EDU Credits”) within Legends and outside the AWC CC&N Area applied against the ICFA Fee payable by CHI for such EDU, commencing with the 2,001st EDU in Legends; (ii) a credit of $500 per EDU (“$500 EDU Credits”) within Legends and inside the AWC CC&N Area applied against the ICFA Fee payable by CHI for such EDU, commencing with the 2,001st EDU in Legends; and (iii) a reimbursement payment of $1,000 per EDU (the “Reimbursement Payment”) for EDUs located outside Legends but within the FG CC&N Areas for which Global Water Resources has collected Other ICFA Fees under Other ICFAs. Global Inc. shall make Reimbursement Payments to CHI on a quarterly basis. The $1,000 EDU Credits and the $500 EDU Credits shall be applied and/or Reimbursement Payments shall be made until the CHI-Provided Funds have been fully reimbursed and the CP Purchase Price fully paid.
          4.2 Upon receipt of the credits and reimbursements due CHI under this Section 4, such credits and reimbursements are to be applied 25% toward the payment of the CP Purchase Price and 75% toward the repayment of the CHI-Provided Funds until the CP Purchase Price has been fully paid. It is contemplated by the Parties that the payment of the CP Purchase Price and the repayment of the CHI-Provided Funds will be complete upon receipt by Global Water Resources of ICFA Fees described in Section 4.1 above for 8,050 units in Legends. The Parties further agree that when the CP Purchase Price has been paid in full, if there still remains an unpaid balance on the CHI-Provided Funds, then upon receipt of future credits and reimbursements due CHI under this Section 4, such credits and reimbursements shall be fully applied to repayment of the CHI-Provided Funds.
     5. Representations and Warranties.
          5.1 Representations and Warranties of CHI to Global Inc.. As of the date hereof and as of the CP Closing Date, and subject to Section 3.3 of this Agreement, CHI hereby represents and warrants to Global Inc. as follows:
               (a) Corporate Status of CHI and CP; Authorization. CHI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by CHI of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of CHI. CHI has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of CHI enforceable against CHI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium, and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity). Based solely on the certificate of good standing issued by the ACC dated December 27, 2006, CP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. CHI has delivered to Global Inc. copies of CP’s articles of incorporation, bylaws, minute books and other organizational documents, as amended, and in its possession on the CP Closing Date. To the actual knowledge of CHI, as hereinafter defined, CP is not in violation of any of the provisions of its articles of incorporation, bylaws or any other organizational documents. CP has no subsidiaries. For purposes of this Agreement, the phrase “actual knowledge of CHI” means the current actual knowledge of Roger Pryor during the time CHI has owned the CP Shares and only with respect to the actions of CHI and not AWC, without any duty of Mr. Pryor, CHI or its officers, directors, employees, lawyers, agents and representatives, to perform any investigation or due diligence.
               (b) No Conflicts. The execution, delivery, and performance by CHI of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both): (i) the articles of incorporation or bylaws of CHI; (ii) any law applicable to CHI or any of its properties or assets; (iii) any contract to which CHI is a party or by which it or any of its respective properties or assets may be bound or affected; or (iv) as to the actual knowledge of CHI, the CC&N issued by the ACC and held by CP.
               (c) Litigation. Except as set forth in Section 3.5 of this Agreement, and to the actual knowledge of CHI: (i) there is no action, claim, suit or proceeding pending or threatened by or against or affecting CP in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby; and there is no valid basis for the same; (ii) CP (and the assets of CP) are not party to, subject to or bound by, any decree, order, injunction, settlement agreement or arbitration decision or award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority, as hereinafter defined) with respect to or affecting the properties, assets, personnel or business activities of CP; and (iii) no citation, fee, or penalty has been levied or asserted against CP by the ACC or other Governmental Authority within the twelve months prior to the date of this Agreement and no such citation, fee or penalty is currently pending or outstanding. For purposes of this Agreement, the phrase “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
               (d) Brokers or Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person or entity acting on behalf of CHI who would be entitled to make a valid claim against Global Inc. for any brokerage commission, finder’s fee or similar compensation.
               (e) Financial Information. CHI has delivered to Global Inc. copies of financial information (“Financial Information”) pertaining to CP that CHI has in its possession as of the Closing Date. To the actual knowledge of CHI, the Financial Information is correct in all material respects. However, CHI makes no representations or warranties regarding the completeness of the Financial Information.
               (f) Taxes. CHI has delivered to Global Inc. a copy of CP’s federal income tax return for the period October 1, 2004, to September 30, 2005, which was filed as part of a consolidated federal income tax return for CP and certain other subsidiaries of CHI’s parent company, D.R. Horton, Inc. The federal income tax return is correct and complete in all material respects. Taxes payable, if any, by CP during the time that CHI owned the CP Shares have been paid, except for taxes accrued, if any, as of the CP Closing Date but not yet payable.
               (g) Capitalization.
                    (i) The authorized capital stock of CP consists often thousand (10,000) shares of common stock, with no par value, of which ten (10) shares are issued and outstanding;
                    (ii) CP has no other issued or outstanding securities and all of CP’s outstanding capital stock is owned of record by CHI;
                    (iii) There are no stock transfer restrictions or shareholder agreements operating or in effect relating to the capital stock of CP; and
                    (iv) There are no restrictions or qualifications of any kind on the sale or transfer of such stock (other than pursuant to applicable federal and state securities laws).
               (h) Accounts Payable. To the actual knowledge of CHI, CP has satisfied, paid and discharged its accounts payable and other current liabilities and obligations accrued as of the CP Closing Date.
               (i) Employees. CP has no employees.
               (j) Compliance with Applicable Law. To the actual knowledge of CHI:

                    (i) CP has been operated in material compliance with all applicable laws governing, affecting or relating to CP, its assets and its business; and
                    (ii) CP has satisfied all of its obligations regarding the filing of annual reports with the ACC and the Arizona Department of Water Resources.
               (k) No Guarantees. To the actual knowledge of CHI:
                    (i) no obligations or liabilities of CP have been guaranteed by or subject to a similar contingent obligation of CHI, except for the Guarantee, as defined above;
                    (ii) CP has not guaranteed or become subject to a similar contingent obligation with respect to the obligations or liabilities of any other person; and
                    (iii) no letters of credit, surely bonds or similar instruments have been issued by or on behalf of CP.
               (l) Bankruptcy. During the time that CHI has owned the CP Shares, CP has not filed a petition or undertaken any action or proceeding to be declared bankrupt, to liquidate its assets or to be dissolved; proposed a compromise or arrangement to its creditors generally; or had any petition in bankruptcy filed against it.
               (m) Contracts. For the time CHI owned the CP Shares, CHI represents that the only contract that CP has entered into or, to the actual knowledge of CHI, by which CP is bound is the Operation Agreement and Letter Amendment with AWC, and to the actual knowledge of CHI there are no other agreements, contracts, commitments, and other instruments and arrangements (whether written or oral) to which CP is a party or by which CP is bound. To the actual knowledge of CHI, the Operation Agreement and Letter Amendment are in full force and effect and enforceable against each party thereto.
               (n) Real and Personal Property. To the actual knowledge of CHI, CP owns no real property. To the actual knowledge of CHI, CP owns or has rights to use the pipelines, water mains and/or distribution lines located within the CP CC&N Area used to provide water service to customers of CP. To the actual knowledge of CHI, such pipelines, water mains and/or distribution lines are not subject to any liens.
               (o) Absence of Certain Business Practices. To the actual knowledge of CHI, neither CP nor any manager, member, employee, or agent of CP, or any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift, bribe, rebate, or kickback or otherwise provided any similar benefit to any customer, governmental authority employee or other Person who is or may be in a position to help or hinder CP (or assist CP m connection with any actual or proposed transaction) (i) which subjected or might have subjected CP to any damage or penalty in any civil, criminal, or governmental litigation or proceeding; (ii) which if not given in the past, or if not continued in the future, may adversely affect CP or its business or subject CP to legal action, fine or penalty in any private or governmental litigation or proceeding; (iii) for any of the purposes described in Section 162(9) of the Internal Revenue

Code of 1986, as amended; or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account.
               (p) All Assets. To the actual knowledge of CHI, the assets of CP include all assets, rights, properties and contracts, the use of which is necessary or appropriate for the continued conduct of CP’s business substantially in the manner as it was conducted prior to the CP Closing.
          5.2 Representations and Warranties of Global Inc. to CHI. Global Inc. represents and warrants to CHI as follows:
               (a) Corporate Status; Authorization. Global Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Global Inc. of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Global Inc. Global Inc. has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of Global Inc. enforceable against Global Inc. in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium, and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).
               (b) No Conflicts. The execution, delivery, and performance by Global Inc. of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) the articles of incorporation and bylaws of Global Inc., (ii) any law applicable to Global Inc. or any of its properties or assets, or (iii) any contract to which Global Inc. is a party or by which it or any of its respective properties or assets may be bound or affected.
               (c) Litigation. There is no action, claim, suit, or proceeding pending, or to the knowledge of Global Inc., threatened, by or against or affecting Global Inc. in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. CHI is aware of the complaint filed with the ACC by AWC in Docket W- 01445A-06-0200 et al.
               (d) Brokers or Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any person or entity acting on behalf of Global Inc. who would be entitled to make a valid claim against CHI for any brokerage commission, finder’s fee or similar compensation.
          5.3 No Other Representations or Warranties. Each Party to this Agreement hereby expressly acknowledges and agrees that it has not relied on, and the other Party has not made, any representation or warranty, expressed or implied (all implied warranties being hereby expressly disclaimed), except for those representations and warranties that are expressly set forth in this Section 5.
     6. Covenants.
          6.1 Conduct of Business. From the date hereof until the Closing Date, CHI will use commercially reasonable efforts to cause CP to carry on its business in the ordinary course, subject to the Operation Agreement and Letter Amendment, except as expressly permitted or required by this Agreement or as otherwise consented to by Global Inc.
          6.2 Public Announcements. Until the CP Closing, neither CHI nor Global Inc. shall make, or permit any affiliate, as such term is defined in A.A.C. R14-2-801(l) (an “Affiliate”) to make, any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Global Inc., in the case of any announcement by CHI, or by CHI, in the case of any announcement by Global Inc.
          6.3 Further Actions.
               (a) Global Inc. and CHI shall, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to applicable law in connection with this Agreement and the consummation of the transactions contemplated hereby.
               (b) Subject to Global Inc. providing any required or requested application or other information pertinent to Global Inc., Global Inc. and CHI, as promptly as practicable, shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consents required under any agreement) necessary to be obtained by them in order to consummate the transactions contemplated hereby.
               (c) Global Inc. and CHI shall, and shall cause each of their Affiliates to, coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by either Party to this Agreement in connection with the filings and other actions contemplated by this Agreement.
          6.4 Further Assurances. Following the CP Closing Date, Global Inc. and CHI shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances, or assurances consistent with the terms of this Agreement and take such other actions consistent with the terms of this Agreement as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. All reasonable expenses incurred by either Party or its Affiliate at the request of the other Party shall be paid or reimbursed promptly by the requesting

Party upon receipt of reasonable documentation evidencing the amount and purpose of each such expense.
          6.5 CC&N Expansion. Within thirty (30) days after the CP Closing Date, Global Inc.’s parent, Global Water Resources, shall facilitate and arrange for one or more of the Utilities to apply for extensions of their respective CC&Ns to include the Uncertificated Area in order that the Utilities may provide applicable Utility Services within the Uncertificated Area, subject to the terms and conditions of tariffs approved by and on file with the ACC. Global Inc.’s obligations under this Section 6.5 expressly survive the CP Closing.
     7. Conditions Precedent.
          7.1 Conditions to Obligations of Each Party. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including any order, injunction, decree, or judgment of any court or other governmental authority. No court or other governmental authority shall have determined any applicable law to make illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable law to such effect shall be pending.
          7.2 Conditions to Obligations of Global Inc. The obligations of Global Inc. to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Global Inc., in its sole discretion) on or prior to the CP Closing Date of the following additional conditions:
               (a) Representations, Performance. The representations and warranties of CHI contained in Section 5 of this Agreement shall be true and correct in all material respects at and as of the CP Closing Date. CHI shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by CHI on or before the CP Closing Date.
               (b) Other Documents. CHI shall deliver to Global Inc. on or before the CP Closing Date:
                    (i) certificates representing the CP Shares held, duly endorsed (or accompanied by duly executed stock powers) for transfer to Global Inc.; and
                    (ii) written resignations of all of CP’s directors and officers, dated as of the CP Closing Date.
               (c) Execution of ICFA. CHI shall have executed the ICFA.
               (d) Execution of the FG Stock Purchase Agreement. All parties to the FG Stock Purchase Agreement shall have executed that agreement.

               (e) No Material Adverse Effect. No event, occurrence, fact, condition, change, development, or effect shall have occurred, exist or come to exist, that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, in the reasonable opinion of Global Inc., a material adverse effect on CP.
          7.3 Conditions to Obligations of CHI. The obligations of CHI to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by CHI, in its sole discretion) on or prior to the CP Closing Date of the following additional conditions:
               (a) Representations, Performance. The representations and warranties of Global Inc. contained in this Agreement shall be true and correct in all material respects at and as of the CP Closing Date. Global Inc. shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Global Inc. prior to or on the CP Closing Date.
               (b) Execution of the FG Stock Purchase Agreement. All parties to the FG Stock Purchase Agreement shall have executed that agreement.
               (c) Execution of ICFA. Global Inc. shall have executed the ICFA.
     8. Indemnification.
          8.1 Indemnification by CHI. To the extent permitted by applicable law, CHI covenants and agrees to defend, indemnify and hold harmless Global Inc. and its officers, directors, employees, agents, advisers, representatives and Affiliates for, from and against any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional, or otherwise and whether or not resulting from third party claims), including without limitation any out-of pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder but excluding any consequential damages (collectively, “Losses”), resulting from or arising out of (i) any material inaccuracy of any representation or warranty by CHI made or contained in this Agreement; (ii) any failure of CHI to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof; and (iii) any failure of CHI to pay or satisfy any liabilities or obligations of CP accruing during the time that CHI owned the CP shares.
          8.2 Indemnification by Global Inc. To the extent permitted by applicable law, Global Inc. covenants and agrees to defend, indemnify and hold harmless CHI and its officers, directors, employees, agents, advisers, representatives and Affiliates for, from and against any and all Losses, resulting from or arising out of (i) any material inaccuracy of any representation or warranty by Global Inc. made or contained in this Agreement; (ii) any failure of Global Inc. to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof; (iii) any liability under the Guarantee referenced in Section 3.4(b) of this Agreement first arising on or after the CP Closing Date; and (iv) any failure of Global Inc., to pay or satisfy any liabilities or obligations of CP accruing on or after the CP Closing Date.

     9. Miscellaneous.
          9.1 Expenses. CHI and Global Inc. shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution, and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated. Notwithstanding anything in this Agreement to the contrary, CHI shall be responsible for and bear CP’s Transaction Expenses in connection with the transactions contemplated hereby.
          9.2 Attorneys’ Fees. The prevailing Party in any action or proceeding arising out of or related to this Agreement shall be entitled to its reasonable attorney’s fees and costs in connection therewith.
          9.3 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
          9.4 Notices. All notices, demands, and other communications provided for hereunder shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service):
(a)   If to Global Water, Inc., addressed to:
Global Water, Inc.
21410 N. 19th Avenue, Suite 201
Phoenix, Arizona 85027
Phone: (623) 580-9600
Facsimile: (623) 580-9659
Attn: Trevor Hill
with a copy to:
Burch & Cracchiolo, P.A.
702 East Osborn Road
Phoenix, Arizona 85014
Phone: (602) 274-7611
Facsimile: (602) 234-9912
Attn: Andrew Abraham, Esq.

(b)   If to CHI Construction Company, addressed to:
Roger Pryor
Vice President — Phoenix Division
D. R. Horton — Continental Series
16430 N. Scottsdale Road, Suite 200
Scottsdale, AZ 85254
Phone: (480) 483-0006
Facsimile: (972) 888-1553
with copies to:
Robert E. Coltin
Vice President, Legal Counsel — Phoenix Division
D. R. Horton — Continental Series
16430 N. Scottsdale Road, Suite 200
Scottsdale, AZ 85254
Phone: (480) 483-0006
Facsimile: (480) 368-1088
Ted Harbour
D.R. Horton, Inc.
D. R. Horton Tower
301 Commerce Street, Suite 500
Fort Worth, TX 76102
Phone: (817) 390-8200
Facsimile: (817) 390-1702
Snell & Wilmer
One Arizona Center
400 East Van Buren
Phoenix, Arizona 85004-2202
Phone: (602) 382-6234
Facsimile: (602) 382-6070
Attn: Jeff Crockett, Esq.
or, as to each Party, to such other Person and/or at such other address or number as shall be designated by such Party in a written notice to the other Party. All such notices, demands, and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee; (ii) the date shown on the return receipt of such mailing; or (iii) three (3) days after deposit in the mail. All such notices, demands, and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee; (ii) with respect to facsimile and similar electronic transmission, the earlier of (x) the time that electronic confirmation of a successful transmission is received, or (y) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission; and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.
          9.5 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          9.6 Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties.
          9.7 Counterparts. This Agreement may be executed in several counterparts, in original form or by electronic facsimile, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall not be effective as between the Parties unless and until one or more counterparts have been executed by CHI and Global Inc..
          9.8 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the conflict of laws rules thereof.
          9.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.
          9.10 Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign all (but not less than all) of its rights and obligations under this Agreement to an Affiliate. Any attempted assignment or transfer not in accordance with this Section 9.10 shall be void ab initio.
          9.11 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties hereto and their respective, successors, and permitted assigns.
          9.12 Amendment; Waivers. No amendment, modification, or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.
          9.13 Interest. Any sums not paid when due pursuant to this Agreement shall bear interest from the due date thereof until paid at a per annum rate equal to the lesser of: (i) the maximum rate, if any, allowed by applicable law; or (ii) the greater of: (a) 10%; or (b) the “prime rate” as from time to time published in the Wall Street Journal as the “base rate or corporate loans posted by at least 75% of the nation’s 30 largest banks” (or equivalent) plus 2%.
          9.14 Fair Interpretation. The Parties have each been represented by legal counsel in the negotiation and drafting of this Agreement and this Agreement shall be construed according to the fair meaning of its language. The rule of construction that ambiguities shall be resolved against the Party who drafted a provision shall not be employed in interpreting this Agreement.
          9.15 Survival of Certain Provisions. The Parties agree that the following sections of this Agreement shall survive the CP Closing: 2, 3, 4, 5, 6.3, 6.4, 6.5, 8 and 9.
          9.16 Time of the Essence. Time is of the essence in this Agreement and with respect to the performance required by each Party hereunder.
          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CHI CONSTRUCTION COMPANY		GLOBAL WATER, INC.

By:	/s/ Illegible
Trevor T. Hill
Its:	Division President	Its: President

By: Its:	/s/ Illegible Vice President

18

other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.
          9.13 Interest. Any sums not paid when due pursuant to this Agreement shall bear interest from the due date thereof until paid at a per annum rate equal to the lesser of: (i) the maximum rate, if any, allowed by applicable law; or (ii) the greater of: (a) 10%; or (b) the “prime rate” as from time to time published in the Wall Street Journal as the “base rate or corporate loans posted by at least 75% of the nation’s 30 largest banks” (or equivalent) plus 2%.
          9.14 Fair Interpretation. The Parties have each been represented by legal counsel in the negotiation and drafting of this Agreement and this Agreement shall be construed according to the fair meaning of its language. The rule of construction that ambiguities shall be resolved against the Party who drafted a provision shall not be employed in interpreting this Agreement.
          9.15 Survival of Certain Provisions. The Parties agree that the following sections of this Agreement shall survive the CP Closing: 2, 3, 4, 5, 6.3, 6.4, 6.5, 8 and 9.
          9.16 Time of the Essence. Time is of the essence in this Agreement and with respect to the performance required by each Party hereunder.
          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

CHI CONSTRUCTION COMPANY		GLOBAL WATER, INC.

By:	/s/ Illegible	/s/ Trevor T. Hill

Trevor T. Hill
	Its:	Its: President

By:

Its:

EXHIBITS

EXHIBIT “A”	CP CC&N Area

EXHIBIT “B”	Stock Assignment

EXHIBIT “C”	Operation Agreement and Letter Amendment

EXHIBIT “D”	FG CC&N Area

EXHIBIT “E”	Substitute Guarantee Form

EXHIBIT “F”	Legends Project Boundary

EXHIBIT A
A map depicting the geographic boundaries of the CP CC&N Area

Maricopa Casa Grande Highway
Corrales Road
Kortsen Road
Clayton Road
Cottonwood Road
Russell Road
Indian Valley Road
Midway Road
Montgomery Road

Legends

Casa Grande, Arizona

Exhibit A

CP Water CO. CC & N

Scale: 1" = 4,000'

North

CMX

Legend

- Legends Boundary
- CP Water CO. Water-CC & N

EXHIBIT B
Stock Assignment dated October 29, 2004

STOCK ASSIGNMENT
SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED, the undersigned shareholder (“Seller”) hereby sells, assigns, and transfers to CHI Construction Company, an Arizona corporation (“Buyer”), ten (10) shares (the “Shares”) of Common Stock, No Par Value, of CP Water Company, an Arizona corporation (the “Company”), standing in its name on the books of the Company and represented by Certificate No(s). 5, and hereby irrevocably constitutes and appoints the Secretary of the Company as attorney-in-fact to transfer the Shares to Buyer on the books of the Company with full power of substitution in the premises.
     DATED: Oct. 29, 2004

SHAREHOLDER: Freeport Copper Company and ASARCO Santa Cruz, Inc., Joint Venturers doing business as Santa Cruz Joint Venture
By:	ASARCO Santa Cruz, Inc., Managing Joint Venturer

By:	/s/ D. E. McAllister
	Name:	Douglas E. McAllister
	Title:	Vice President

Consented to and ratified October 28, 2004.
Freeport Copper Company

By:	/s/ George D. MacDonald
	Name:	George D. MacDonald
	Title:	Vice President

EXHIBIT C
Operation Agreement and Letter Amendment

AGREEMENT FOR OPERATION
OF WATER SYSTEM

     THIS AGREEMENT, made and entered into this 22nd day of October, 1985, by and between Arizona Water Company (“AWC”), an Arizona Corporation, and CP Water Company (“CP”), an Arizona Corporation.
     CP is a wholly-owned subsidiary of Getty Mining Company, a Delaware Corporation, which is a wholly-owned subsidiary of Getty Oil Company.
RECITALS
     A. AWC and CP are public service corporations subject to the jurisdiction of the Arizona Corporation Commission;
     B. CP operates a water distribution system (the “Water System”) located in an area west of Casa Grande, Arizona, which is located within the boundaries of the Southwest 1 of the Southeast 1 of Section 7, Township 6 South, Range 5 East, Gila and Salt River Base and Meridian, Pinal County, Arizona; the Water System is presently operated by CP on behalf of Getty Mining Company, the owner of the Water System.
     C. CP is desirous of having AWC operate the Water System, and AWC is willing to operate the Water System for CP, subject to the terms and conditions set forth herein.
     THEREFORE, In consideration of the premises and the mutual agreements, covenants, promises, representations and understandings contained in this Agreement and other valuable consideration, the parties hereto have entered into the following Agreement:
     1. AWC agrees to perform the following acts for CP in conjunction with the operation by AWC of the Water System:

(a)	Install a two-inch (2”) compound water meter and sell water to CP pursuant to the terms and conditions established by AWC’s Tariff W-103 for its Casa Grande Operating System. AWC will not assess sales taxes to CP on sales of water pursuant to Tariff W-103;

(b)	Read meters, prepare and compute monthly water bills according to CP’s water service tariff as approved by and filed with the Arizona Corporation Commission, mail bills to customers, pay postage, reasonably endeavor to collect payments due from customers, and render an annual accounting thereon to CP for a minimum fee of $100 per month for up to 18 customers. The monthly fee will be increased by AWC at such time as its cost for labor increases, and/or at such time that CP increases the number of active, permanent services beyond 18 customers presently being served.

(c)	Provide labor and materials required to operate and maintain the Water System and repair damages to it;

(d)	Designate AWC’s Casa Grande office, located at 220 East 2nd Street, Casa Grande, Arizona, as the location where the customers of the Water System may come regularly to pay their bills. If payment by mail is preferred by customers of the Water System, the following address shall be used: Arizona Water Company, P.O. Box 1019, Casa Grande, AZ 85222.
     AWC shall have no obligation to advance its own funds for any of the items referred to above. AWC may use operating revenue from the Water System for such purposes. If operating revenue is not sufficient, AWC may use its own funds and CP shall reimburse AWC within fifteen (15) days following receipt of an invoice for such from AWC for any expenditures AWC makes in excess of revenue available for such purposes.
     2. CP shall, prior to the date when AWC is to commence operation of the Water System, cause the two water wells which presently provide water to the Water System, and which are owned by Getty Mining Company, to be physically disconnected from the Water System. The disconnection of said water wells shall be carried out according to specifications approved by AWC, and shall be monitored by AWC operations personnel.
     3. The entire cost of purchasing and installing the 2” compound water meter as provided in Paragraph l(a), above, shall be paid by CP in advance upon request for such by AWC. AWC shall be under no obligation to advance any of its own funds for the purpose of accomplishing said water meter installation.
     4. AWC does not, by this Agreement or by the transactions contemplated herein, assume any responsibilities and obligations for CP except for duties which AWC expressly agrees to perform hereunder. CP shall hold harmless, indemnify and defend AWC against any obligation, damage, loss or liability of any kind arising, directly or indirectly, from AWC’s operation of the Water System.
     5. This Agreement shall commence on the 22nd day of October, 1985.
     6. Either party may terminate this Agreement upon giving to the other party thirty (30) days’ written notice of its intention to so terminate; in addition, if CP fails or refuses to reimburse AWC as provided in Paragraph 1, above, AWC shall have the right to terminate this Agreement and any duty arising hereunder upon giving CP ten (10) days notice of its intention to so terminate on account of said failure or refusal.
     7. CP and AWC agree to cooperate and use their best efforts in obtaining such approvals of this Agreement as may be required by law. In the event that the approval of the Arizona Corporation Commission, the Arizona Department of Water Resources, or other governmental authority becomes required, the proposed plan of operation detailed herein shall be conditional upon the receipt of such necessary approvals. If any necessary approval cannot be obtained, or is denied, then this Agreement shall be null and void and all rights and obligations of the parties hereunder shall be abrogated and of no further force and effect.
     8. Required or permitted notices to either party concerning this Agreement shall be sent by certified mail, except that invoices and other written communications may be sent by first-class mail.
          Notices and written communications to CP shall be addressed as follows:
CP Water Company
c/o James W. Johnson
Fennemore, Craig, von Ammon,
Udall & Powers
1700 First Interstate Bank Plaza
100 West Washington Street
Phoenix, Arizona 85003
          Notices and written communications to AWC shall be addressed as follows:
Arizona Water Company
Post Office Box 5396
Phoenix, Arizona 85010
Attention: President
     9. This Agreement shall be binding and enforceable upon the parties hereto, their successors, agents and assigns.

     10. This Agreement represents the entire Agreement between the parties hereto and supersedes any prior representations or understandings.
     11. This Agreement may be modified or amended as mutually agreed in writing by the parties hereto.
     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first hereinabove written by their duly authorized corporate officers.

ARIZONA WATER COMPANY
By	/s/ Illegible
Title PRESIDENT

CP WATER COMPANY
By	/s/ Don A. Nichols
Don A. Nichols
	Title	Vice President

UNCONDITIONAL GUARANTEE
OF
PERFORMANCE INDEMNITY AND PAYMENT
     FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, GETTY MINING COMPANY, a Delaware corporation (“Guarantor”), hereby covenants to ARIZONA WATER COMPANY, an Arizona corporation (“AWC”), as follows:
     1. Guarantor hereby unconditionally guarantees the full and prompt performance of all obligations and covenants of CP Water Company, an Arizona corporation (“CP”), under that certain Agreement for Operation of Water System, of even date herewith between AWC and CP (the “Agreement”). If any performance, indemnity or payment required to be made by CP under the Agreement is not made as and when due, Guarantor will perform or pay the same upon demand from AWC. In the event Guarantor shall fail to make such performance, indemnity or payment, this Guarantee may be enforced by an action in any court of competent jurisdiction, and AWC may exercise any and all remedies available under the laws of the State of Arizona.
     2. The obligations of Guarantor hereunder are independent of the obligations of any other guarantor, or of CP, and a separate action or actions may be brought against any one or more, whether or not an action is brought against CP or any other guarantor, or whether or not CP or any other guarantor is joined in such action or actions.
     3. Guarantor shall not be entitled to any notice or right to consent to any subsequent modification or amendment of whatever nature to the Agreement, and this Guarantee shall remain in full force and effect with respect to the Agreement, as amended or modified from time to time without notice to or consent from Guarantor.
     4. Guarantor waives any right to require AWC to (a) proceed against CP; (b) proceed against or exhaust any security or bond held from CP; or (c) pursue any other remedy whatsoever. Guarantor expressly waives the benefits of Arizona Revised Statutes Sections 12-1641 and 12-1642, and waives any defense arising by reason of any disability or other defense of CP or by reason of the cessation from any cause whatsoever (other than full performance) of the liability or obligations of CP. Until the obligations of CP have been fully performed, Guarantor shall have no right of subrogation, and Guarantor waives any right to enforce any remedy which Guarantor now has or may hereafter have against CP, and waives any benefit of, and any right to participate in, any security or bond now or hereafter held by AWC. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protests, notices of dishonor and any notices of acceptance of this Guarantee. Guarantor further waives all rights or privileges Guarantor may otherwise have to require AWC to pursue any other remedy available to AWC in any particular manner or order and agrees that AWC may proceed against any bond, security document or instrument securing the obligations of CP in the event of default in such order and manner as AWC in its sole discretion may determine.
     5. It is not necessary for AWC to inquire into the powers of CP or its officers, directors or agents acting or purporting to act on its behalf, and the obligations under the Agreement created in reliance upon the professed exercise of such powers, are hereby guaranteed.

     6. Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by AWC in the enforcement of this Guarantee.
     7. This Guarantee shall apply to Guarantor and its successors and assigns according to the context hereof, and without regard to the number or gender of words or expressions used herein. AWC may without notice assign this Guarantee in whole or in part. This Guarantee shall inure to the benefit of AWC, its successors and assigns, but nothing herein shall be construed as creating third party benefits.
     IN WITNESS WHEREOF, the Guarantor has executed this Guarantee this 22nd day of October, 1985.

GETTY MINING COMPANY
By:	/s/ Illegible
Vice President

Maricopa Casa Grande Highway
Corrales Road
Kortsen Road
Clayton Road
Cottonwood Road
Russell Road
Indian Valley Road
Midway Road
Montgomery Road
SECTION 21
SECTION 28
SECTION 32
SECTION 33

Legends

Casa Grande, Arizona

Exhibit ~~X~~ D

Francisco Grande Water and Sewer CC & N

North

Scale: 1" = 5,000'

Legend

- Legends Boundary
- Francisco Grande Sewer-CC & N
- Francisco Grande Water-CC & N

SANTA CRUZ PROJECT
DOC. NO. 52-2
[Illegible]
December 15, 1988
Mr. Phillip Darrow
Fennemore Craig
One Renaissance Square
Two North Central Avenue
Phoenix, Arizona 85004-2393
Re: CP Water Company
Dear Mr. Darrow:
     I have recently completed a review of the costs Arizona Water Company (the “Company”) has incurred in performing services for CP Water Company (“CP”). The purposes of this letter is to inform you of the results of that review and notify you of the revised billing tarns under which the Company is willing to continue providing water operation and management services.
     The October 22, 1985 agreement provided that the Company would provide monthly meter reading, billing, and collection services and render an annual accounting to CP for a minimum fee of $100 per month. The cost of labor and materials furnished by the Company to operate, maintain or repair the CP system would be billed separately. The Company entered into this agreement with CP in the belief that it would be a short term arrangement lasting only until CP’s customers could be relocated and the operation phased out. The Company did not contemplate the addition of any new customers or that our services would be needed beyond 1955.
     The recently completed review of our costs indicates that for the first ten months of 1988, the Company’s direct CP related costs exceeded $1,822.82. These costs included $1,172.98 of reimbursable but unbilled charges, as illustrated on Attachment 1. These unbilled charges for 1988 have been added to the enclosed statement for the month of October. Our indirect costs such as meter reading labor and vehicle costs, computer usage, postage and accounting labor, as wall as a profit for the Company are not included in either of these amounts.
     The Company is willing to continue providing management and operating services after January 31, 1959, but will “bill monthly for its total direct costs, i.e. column (e) of Attachment 1, plus [Illegible] to provide for indirect costs, overhead and profit for services provided after such date. Please sign and return the extra copy of this letter if you want the Company to continue providing services

Mr. Phillip Darrow Fennemore Craig	December 15, 1988 Page 2

to CP under the revised billing arrangement described in this letter.

Sincerely,
/s/ Ralph J. Kennedy
Ralph J. Kennedy Vice President and Treasurer

RJK: kn
Enclosures
cc: John Bradshaw

REVISED BILLING ARRANGEMENT ACCEPTED ON BEHALF OF CP BY:
/s/ Illegible

Date 12/29/88

ARIZONA WATER COMPANY
ANALYSIS OF EXPENSES INCURRED ON BEHALF OF CP WATER CO
FOR THE TEN MONTHS ENDING OCTOBER 31, 1988

	TOTAL CHARGES					REIMBURSABLE BUT UNBILLED CHARGES					NON
	Direct	Payroll	Labor	Vehicle		Direct	Payroll	Labor	Vehicle		REIMBURSED	PRO FORMA
	Payroll	Takes	Overhead	Charges	Total	Payroll	Taxes	Overhead	Charges	Total	Total	BILLING

	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

JAN	106.48	11.67	40.46	16.17	174.79	67.84	7.44	25.78	16.17	117.23	57.56	277.22
FEB	106.40	11.55	40.46	17.62	176.11	67.84	7.36	25.78	17.62	118.59	57.51	228.94
MAR	106.40	11.44	40.46	16.11	174.49	67.84	7.29	25.78	16.11	117.02	57.47	226.84
APR	89.52	9.17	34.02	11.15	143.06	50.88	5.21	19.33	11.15	86.58	57.28	187.02
MAY	159.72	14.57	60.69	30.25	265.24	101.76	9.20	38.67	30.25	179.97	85.27	344.81
JUN	106.40	10.34	40.46	13.10	170.38	67.84	6.59	25.78	13.10	113.30	57.00	221.49
JUL	07.16	8.30	33.12	10.35	146.93	67.84	6.46	25.78	18.35	118.43	28.50	191.01
AUG	89.52	0.51	34.02	10.63	142.68	50.88	4.84	19.33	10.63	85.68	57.00	185.49
SEP	106.40	10.21	40.46	10.09	175.24	33.92	3.25	12.89	18.09	68.15	107.09	227.82
OCT	159.72	14.02	60.69	10.66	253.10	102.76	8.93	38.67	18.66	168.02	05.07	329.03
NOV	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
DEC	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Total	1,110.04	109.78	424.86	170.14	1,022.82	670.40	66.75	257.79	170.14	1,172.98	649.84	2,369.66

EXHIBIT D
A map depicting the geographic boundaries of the FG CC&N Area

Maricopa Casa Grande Highway
Corrales Road
Kortsen Road
Clayton Road
Cottonwood Road
Russell Road
Indian Valley Road
Midway Road
Montgomery Road

Legends

Casa Grande, Arizona

Exhibit D

Francisco Grande Water and Sewer CC & N

North

CMX

Scale: 1" = 5,000'

Legend

Legends Boundary

Francisco Grande Sewer-CC & N

Francisco Grande Water-CC & N

EXHIBIT E
Global Inc. Substitute Guarantee Form

UNCONDITIONAL GUARANTEE
OF
PERFORMANCE INDEMNITY AND PAYMENT
          FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Global Water, Inc., a Delaware corporation (“Guarantor”), hereby covenants to Arizona Water Company, an Arizona corporation (“AWC”), as follows:
          1. Guarantor hereby unconditionally guarantees the full and prompt performance of all obligations and covenants of CP Water Company, an Arizona corporation (“CP”), accruing from and after December ___, 2006 under that certain Agreement for Operation of Water System, dated October 22, 1985, between AWC and CP, as amended by letter from Ralph J. Kennedy to Philip Darrow, dated December 15, 1988 (the “Agreement”). If any performance, indemnity or payment required to be made by CP under the Agreement is not made as and when due, Guarantor will perform or pay the same upon demand from AWC. In the event Guarantor shall fail to make such performance, indemnity or payment, this Guarantee may be enforced by an action in any court of competent jurisdiction, and AWC may exercise any and all remedies available under the laws of the State of Arizona.
          2. The obligations of Guarantor hereunder are independent of the obligations of any other guarantor, or of CP, and a separate action or actions may be brought against any one or more, whether or not an action is brought against CP or any other guarantor, or whether or not CP or any other guarantor is joined in such action or actions.
          3. Guarantor shall not be entitled to any notice or right to consent to any subsequent modification or amendment of whatever nature to the Agreement, and this Guarantee shall remain in full force and effect with respect to the Agreement, as amended or modified from time to time without notice to or consent from Guarantor.
          4. Guarantor waives any right to require AWC to (a) proceed against CP; (b) proceed against or exhaust any security or bond held from CP; or (c) pursue any other remedy whatsoever. Guarantor expressly waives the benefits of Arizona Revised Statutes Sections 12-1641 and 12-1642, and waives any defense arising by reason of any disability or other defense of CP or by reason of the cessation from any cause whatsoever (other than full performance) of the liability or obligations of CP. Until the obligations of CP have been fully performed, Guarantor shall have no right of subrogation, and Guarantor waives any right to enforce any remedy which Guarantor now has or may hereafter have against CP, and waives any benefit of, and any right to participate in, any security or bond now or hereafter held by AWC. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protests, notices of dishonor and any notices of acceptance of this Guarantee. Guarantor further waives all rights or privileges Guarantor may otherwise have to require AWC to pursue any other remedy available to AWC in any particular manner or order and agrees that AWC may proceed against any bond, security document or instrument securing the obligations of CP in the event of default in such order and manner as AWC in its sole discretion may determine.
          5. It is not necessary for AWC to inquire into the powers of CP or its officers, directors or agents acting or purporting to act on its behalf, and the obligations under the

Agreement created in reliance upon the professed exercise of such powers, are hereby guaranteed.
          6. Guarantor agrees to pay reasonable attorneys’ fees and all other costs and expenses which may be incurred by AWC in the enforcement of this Guarantee.
          7. This Guarantee shall apply to Guarantor and its successors and assigns according to the context hereof, and without regard to the number or gender of words or expressions used herein. AWC may without notice assign this Guarantee in whole or in part. This Guarantee shall inure to the benefit of AWC, its successors and assigns, but nothing herein shall be construed as creating third party benefits.
          IN WITNESS WHEREOF, the Guarantor has executed this Guarantee this                      day of                           , 200_.

GLOBAL WATER, INC., a Delaware corporation
By
Name
Title

2

EXHIBIT F
Legends Project Boundary

Maricopa Casa Grande Highway
Corrales Road
Kortsen Road
Clayton Road
Cottonwood Road
84
Russell Road
Indian Valley Road
Midway Road
Montgomery Road

Legends

Casa Grande, Arizona

Exhibit F

Legends Boundary

Legend

Legends Boundary

North

Scale: 1" = 4,000'